EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Unity Wireless Corporation

We consent to the use of our report dated February 25, 2004 with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, included in this registration statement and prospectus on Form SB-2/A and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated February 25, 2004 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and used cash in operating activities which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP (SIGNED)

Chartered Accountants

Vancouver, Canada
May 12, 2004